Forward Looking Statements

Forward Looking Statements

Investment Highlights

Balance Sheet Growth

Deposit Portfolio

Loan Portfolio

Asset Quality

Earnings, Book Value and Dividends

Yield and Cost Analysis

Profitability Metrics

Capital Ratios

Non-GAAP Reconciliation

Non-GAAP Reconciliation